LICENSE AGREEMENT

            THIS LICENSE AGREEMENT is made as of the 5th day of December, 2005 between KINO COMMUNICATIONS, L.L.C., a limited liability company organized and existing under the laws of the State of Arizona ("Licensor"), and KINO INTERACTIVE GROUP, LLC, a limited liability company organized and existing under the laws of the State of Arizona ("Licensee"). Licensor and Licensee are sometimes referred to collectively as "Parties" and individually as "Party".

         The Effective Date is December 1, 2005

         In consideration of the premises and of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1.        PURPOSE AND SCOPE

         A. Licensor owns the Licensed Programs and Licensed Technical Information (each as defined below) and copyrights and other proprietary rights relating thereto.

         B. Subject to the terms, conditions and provisions hereinafter set forth, Licensee desires to obtain from Licensor, and Licensor desires to grant to Licensee an exclusive, fully paid-up license to (i) use the Licensed Programs and Licensed Technical Information on a worldwide basis and (ii) use and modify source code of the Licensed Programs.

SECTION 2.        CERTAIN DEFINITIONS.

The following terms, as used herein, shall have the following meanings:

                  (i) Affiliate" means, when used with references to Licensee, any Person directly or indirectly controlling, controlled by or under common control with Licensee.

                  (ii) "Agreed Percentage" means thirty-five percent (35%) for the period from March 2006 through February 2007, forty-five percent (45%) for the period from March 2007 through February 2008 and fifty percent (50%) for the period from March 2008 through February 2009.

                  (iii) "Confidential Information" means and includes (i) the source code and object code of the Licensed Programs and the related Documentation, (ii) the Licensed Technical Information; and (iii) any other written or oral information from which the furnishing party derives economic value, actual or potential, from such information not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

                  (iv) "Copyright" means the copyrights related to the Licensed Work, including the copyright applications and registration(s), if any, listed on Exhibit A attached hereto and made part hereof, authorized under Title 17 of the United States Code or under the laws of any other jurisdiction.

                  (v) "Customer" means any Person who has executed a valid sublicense or any other form of agreement relating to the License.

                  (vi) "Distributable Cash" means the Agreed Percentage of all cash receipts received from Licensee's operations in a calendar month, minus:

                           (a) The sum of (1) All expenditures incurred incident
                  to the normal operation of Licensee's business, including, without limitation, general and administrative expenses, current payroll and payroll taxes, commissions, consulting fees, cost of goods and services sold, accounts payable under sixty (60) days old, debt service, equipment lease payments, rent, and (2) Fifteen percent (15%) of Legacy Liabilities;

                           (b) Reserves; and

                           (c) Negative Cash Flow.

                  (vii) "Documentation" means the explanatory and instructive materials in hardcopy, including manuals and other printed or visually perceptible materials that describe the use, function or operation of a computer software program.

                  (viii) "End User Agreement" means an agreement between Licensee and a Person granting the right to use or benefit from any of the rights granted hereinunder.

                  (ix) "Legacy Liabilities" means all accounts payable in excess of sixty (60) days old and delinquent payroll taxes and other tax liabilities.

                  (x) "License" means a fully paid up, perpetual, worldwide, exclusive license, with a right to sublicense to (i) host and use the Licensed Work; (ii) make copies of, and make derivative works of, the Licensed Work for the use of Licensee in accordance with the terms of this Agreement; (iii) distribute, market and Sell the Licensed Work;
         (iv) use and make Modifications to the source code of the Licensed Programs; and (v) exploit by implication the Licensed Work by any other means.

                  (xi) "License Fee(s)" means the payments made by Licensee to Licensor hereunder.

                  (xii) "Licensed Program(s)" means the StreamSafe, StreamSyndicate and Webcast software program(s) in source code, object code, or any other form having specifications and functionality described in Exhibits A-1, A-2 and A-3 hereto, together with (i) Modifications thereto, (ii) all Documentation, and (iii) all derivative works based on the foregoing.


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


                  (xiii) "Licensed Technical Information" means data furnished by Licensor that is used to (i) populate the database components of the Licensed Programs or (ii) describe the use, function or operation of the Programs.

                  (xiv) "Licensed Work" means the Licensed Programs, the Licensed Technical Information and any derivative works, as well as all United States and foreign Copyrights.

                  (xv) "Modification(s)" means any and all changes including improvements, enhancements, corrections, revisions to the work or any portion thereof, and any derivative of or work substantially similar to any of the foregoing, made by Licensee.

                  (xvi) "Negative Cash Flow" means the occurrence when all cash receipts received from Licensee's operations in a calendar month is less than the following:

                           (a) The sum of (1) All expenditures incurred incident
                  to the normal operation of Licensee's business, including, without limitation, general and administrative expenses, current payroll and payroll taxes, commissions, consulting fees, cost of goods and services sold, accounts payable under sixty (60) days old, debt service, equipment lease payments, rent, and (2) Fifteen percent (15%) of Legacy Liabilities, plus

                           (b) Reserves.

                  (xvii) "Person(s)" means any corporation, partnership, joint venture or natural person.

                  (xviii) "Protected Information" has the meaning ascribed in
         Section 7.

                  (xix) "Reserves" means, with respect to any calendar month or other fiscal period, funds set aside or amounts allocated during such period to reserves which shall be maintained in amounts deemed sufficient by the Managers for working capital, capital expenditures, and to pay taxes, insurance, or other costs or expenses incident to the proper operation of Licensee's business, plus a minimum monthly balance in Licensee's operating accounts of not less than seventy-five thousand dollars ($75,000).

                  (xx) "Sell" or "Sale" as applied to the Licensed Work means a genuine bona fide transaction for which consideration is received or expected for the use, lease, transfer or any other disposition of the Licensed Work. A Sale of the Licensed Work shall be deemed completed at the time Licensee or its sublicensee receives payment for such Licensed Work.


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


SECTION 3.        GRANT OF LICENSE

         A. Subject to the terms and conditions contained in this Agreement, Licensor hereby grants to Licensee for the term of this Agreement the License. Licensor reserves no further rights to make copies of, to make derivative works of and to use the Licensed Work for commercial purposes and to license the Licensed Work to third parties subject to the terms of this Agreement.

         B. Licensee shall have the right to make Modifications of the Licensed Work, which Modifications, and all patents, copyrights and trademarks relating thereto, shall become the property of Licensee from the moment of their creation, subject to the Licensor's license rights hereunder.

         C. Licensee will assume all responsibility for hosting and supporting the Licensed Work. Licensor is under no obligation to correct defects and provide Licensee with fixes to the Licensed Work or to support the Licensed Work to assure that it remains commercially viable.

         D. Licensee shall be responsible for and shall control the preparation, prosecution and maintenance of all copyrights and patent rights pertaining to the Licensed Programs.

SECTION 4.        LICENSE FEES

         A. In consideration for the License, Licensee shall pay Licensor a License Fee, not to exceed an aggregate of one million dollars ($1,000,000) during the term of the License, as follows:

                  (i) A lump sum payment of one hundred twenty-five thousand dollars ($125,000) payable on March 15, 2006;

                  (ii) Distributable Cash for each calendar month thereafter commencing April 2006, payable in arrears on the 15th day of the next calendar month and each calendar month thereafter with respect to the prior calendar month.

         B. Licensee will deliver to Licensor within forty-five (45) days after the end of each calendar quarter a report, certified by the chief financial officer of Licensee, setting forth in reasonable detail the calculation of the earned License Fees payable to Licensor for such calendar quarter.

         C. All payments of Licensee Fees and other amounts to Licensor under this Agreement will be made in United States dollars by check payable to Licensor and sent to such address as Licensor designates. Amounts that are not paid when due will accrue interest from the due date until paid, at a rate equal to the prime rate as announced from time to time by the Bank of America plus two percent (2%) with a maximum cap of eighteen percent (18%). Licensor may treat unpaid payments as a breach of this Agreement notwithstanding the payment of interest.


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


         D. Licensee will maintain complete and accurate books and records that enable the License Fees payable hereunder to be verified. The records for each calendar quarter will be maintained for five years after the submission of each report. Upon reasonable prior notice to Licensee, Licensor and its accountant will have access to the relevant books and records of Licensee necessary to conduct a review or audit thereof. Such limited access will be available not more than twice each calendar year, during normal business hours, and for three years after the expiration or termination of this Agreement. If Licensor determines that Licensee has underpaid License Fees by ten percent (10%) or more, Licensee will immediately pay to Licensor such amount plus interest as set forth above in addition to the documented costs and expenses of Licensor's accountant in connection with its review or audit. If an overpayment is determined to exist, Licensor will refund any monies overpaid by Licensee back to Licensee.

         E. All payments other amounts to Licensor under this Agreement shall be made in United States dollars in immediately available funds to the location specified by Licensor from time to time pursuant to the notice provisions hereunder.

SECTION 5.        WARRANTIES

         A. Each of the Parties warrants and represents to the other that (i) it is duly organized, validly existing and in good standing under the laws of its state of formation; (ii) it has the full power to enter into this Agreement and to grant the rights set forth herein; (iii) this Agreement, when executed and delivered by such Party, will be the legal, valid and binding obligation of such Party enforceable against it in accordance with its terms without the consent of third parties; and (iv) the execution, delivery and performance of this Agreement by such Party does not conflict with, or constitute a breach or default under, any provision of any agreement, contract, commitment or instrument to which it is a party.

         B. Licensor warrants that it owns or possesses, or will own and possess, all necessary rights to the Licensed Work. Such rights are unencumbered, unpledged, unattached, do not infringe upon the proprietary rights of any third party, and neither agreements nor unilateral claims exist which might affect a control over such rights licensed and granted to Licensee under this Agreement. Licensor has not received any written notice that the Licensed Work infringes the proprietary rights of any third party.

         C. Licensor further warrants that (i) the Licensed Programs are reasonably free from defects in workmanship and material; (ii) the Licensed Programs have all of the qualities and features, and are capable of performing all of the functions delineated in writing by Licensor; and (iii) the Licensed Programs are of merchantable quality, fit for the ordinary purposes for which such goods are used, and pass without objection in the trade.


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


SECTION 6.        EXCLUSION OF WARRANTIES; LIMITATION OF LIABILITY

         A. TO THE FULLEST EXTENT PERMITTED BY LAW, AND EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS, LOST DATA, OR LOSS OF USE) OF THE OTHER ARISING OUT OF ANY DELIVERABLE OR SERVICE PROVIDED UNDER THIS AGREEMENT, ANY PERFORMANCE OF, OR FAILURE TO PERFORM, THIS AGREEMENT OR ANY CONDUCT IN FURTHERANCE OF THE PROVISIONS OR OBJECTIVES OF THIS AGREEMENT, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED ON TORT, WARRANTY, CONTRACT OR ANY OTHER LEGAL THEORY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         B. Notwithstanding the above, this limitation will not in any way exclude a party's liability for: (i) bodily injury or death; (ii) any awards or settlements required pursuant to an indemnification obligation hereunder; (iii) damages resulting from fraud, gross negligence, recklessness, or intentional or willful misconduct; or (iv) costs of cover (including costs of implementing work-arounds, costs to restore lost data, costs to procure replacement products or services from an alternate source, overtime, straight time, and related expenses and allocated overhead) incurred by a party on account of any liability of the other party that may not be excluded as listed above.

SECTION 7.        CONFIDENTIALITY

         A. In connection with this Agreement, each Party may reveal to the other Party certain proprietary information from which the disclosing Party derives economic value, actual or potential, from such information not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. This proprietary information, including the Licensed Work, is hereinafter referred to collectively as the "Protected Information." As a condition to the Parties sharing with each other, whether in writing or orally, any Protected Information, each Party hereby acknowledges and agrees with the other Party as follows:

                  (i) The Protected Information, whether now or hereafter furnished to the receiving Party in whole or in part, is confidential.

                  (ii) The disclosing Party's business and prospects could be damaged if its Protected Information is disclosed to third parties without the disclosing Party's consent.

                  (iii) The receiving Party will keep confidential and refrain from disclosing or divulging to any person the disclosing Party's Protected Information without the disclosing Party's prior written consent (other than disclosures to the receiving Party's agents or employees who will be bound by the terms of this Agreement and advised that the disclosing Party's Protected Information must be treated as confidential).

                  (iv) The receiving Party will not use the disclosing Party's Protected Information (nor permit the use thereof) in a manner or for a purpose detrimental to the disclosing Party's business.


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


         B. The receiving Party's obligation of confidentiality with respect to Protected Information which constitutes trade secrets under the Uniform Trade Secrets Act (or other similar applicable law) will run for as long as such information remains a trade secret. The receiving Party's obligation of confidentiality with respect to Protected Information that is not covered under the Uniform Trade Secrets Act (or other similar applicable law), will run for three (3) years from the date this Agreement terminates. The foregoing obligation shall not apply to: (i) information that is known to the receiving Party or independently developed by the receiving Party prior to the time of disclosure; (ii) information disclosed to the receiving Party by a third party that has a right to make such disclosure; (iii) information that becomes patented, published or otherwise part of the public domain as a result of acts by the disclosing Party or by a third person who has the right to make such disclosure; or (iv) information that is required to be disclosed by order of any governmental authority or a court of competent jurisdiction; provided that the receiving Party shall notify the disclosing Party if it believes such disclosure is required and shall use its best efforts to obtain confidential treatment of such information by the agency or court.

SECTION 8.        INFRINGEMENT CLAIMS

         A. Each Party will promptly notify the other party of any infringement or possible infringement of rights relating to the Licensed Work by a third-party. Licensee shall have the right, but not the obligation, to prosecute such infringement at its own expense. In such event, Licensor shall cooperate with Licensee, at Licensee's expense. Licensee shall not settle or compromise any such suit in a manner that imposes any obligations or restrictions on Licensor or grants any rights to the Licensed Work, without Licensor's written consent.

         B. If Licensee fails to prosecute such infringement within ninety (90) days after receiving notice thereof, Licensor shall have the right, but not the obligation, to prosecute such infringement at its own expense. In such event, Licensee shall cooperate with Licensor, at Licensor's expense.

         C. Any recovery obtained by the prosecuting party as a result of such proceeding, by settlement or otherwise, shall be applied first to the prosecuting party, in an amount equal to its costs and expenses of the litigation, with the remainder to be paid to the Licensee, subject to the cap on the payment of License Fees due to Licensor under Section 4.

SECTION 9.        INDEMNITY

         A. Licensor will indemnify, defend and hold harmless Licensee, its affiliates, officers, directors, employees, consultants and agents from any and all third, party claims, liability, damages and/or costs (including but not limited to, attorneys fees) arising from: (i) Licensor's breach of any warranty, representation or covenant made by it in this Agreement; or (ii) any claim that the Licensed Work infringes or violates any third party's copyright, patent, trade secret, trademark or other intellectual property right. Licensee will promptly notify Licensor of any and all such claims and will reasonably cooperate with Licensor with the defense and/or settlement thereof, which defense and/or settlement will be controlled by Licensor, provided that, if any settlement requires an affirmative obligation of, results in any ongoing liability to or prejudices or detrimentally impacts Licensee in any way and such obligation, liability, prejudice or impact can reasonably be expected to be material, then such settlement will require Licensee's written consent (not to be unreasonably withheld or delayed) and Licensee at its expense may have its own counsel in attendance at all proceedings and substantive negotiations relating to such claim.

         B. Licensee will indemnify, defend and hold harmless Licensor, its affiliates, officers, directors, employees, consultants and agents from any and all third party claims, liability, damages and/or costs (including, but not limited to, reasonable attorneys fees) arising from: Licensee's breach of any warranty, representation or covenant made by it under this Agreement. Licensor will promptly notify Licensee of any and all such claims and will reasonably cooperate with Licensee with the defense and/or settlement thereof, which defense and/or settlement will be controlled by Licensee, provided that, if any settlement requires an affirmative obligation of, results in any ongoing liability to or prejudices or detrimentally impacts Licensor in any way and such obligation, liability, prejudice or impact can reasonably be expected to be material, then such settlement will require Licensor's written consent (not to be unreasonably withheld or delayed) and Licensor may at its expense have its own counsel in attendance at all proceedings and substantive negotiations relating to such claim.

SECTION 10.       TERMINATION

         A. In addition to any other rights and/or remedies that a Party may have under the circumstances, all of which are expressly reserved, either Party may suspend performance and/or terminate this Agreement immediately upon written notice at any time if the other Party is in breach of a material warranty or covenant under this Agreement, and fails to cure that breach within thirty (30) days after written notice thereof (except for failure to pay in which case such breach must be cured within ten (10) days), provided that if such Party, using its best efforts, cannot cure such breach within the first thirty (30) days, the cure period shall be extended by an additional thirty (30) days, the total cure period not to exceed sixty (60) days.

         B. In addition to any other rights and/or remedies that Licensor may have under the circumstances, all of which are expressly reserved, Licensor may suspend performance and/or terminate this Agreement immediately upon written notice at any time if Licensee (i) Makes an assignment for the benefit of its creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudicated as bankrupt or insolvent, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or rule, which petition is not dismissed within sixty (60) days of such filing ,(v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in a bankruptcy, insolvency, reorganization or similar proceeding, which petition is not dismissed within sixty (60) days of such filing, or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the member or of all or any substantial part of its property.

         C. Within thirty (30) days after termination of this Agreement, each Party shall return to the other party any Confidential Information of the other Party. Licensee also shall return all copies of the Licensed Work in its possession that are embodied in physical form to Licensor promptly upon the termination of this Agreement.


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


         D. Any sublicenses granted by Licensee under this Agreement shall survive termination of this Agreement in accordance with the terms of such sublicense.

         E. Licensee's obligation to make payments accrued but unpaid prior to termination of this Agreement shall survive such termination. In addition, any other provisions required to interpret the rights and obligations of the parties arising prior to the termination date shall survive expiration or termination of this Agreement.

         F. In the event of termination or expiration of this Agreement for any reason, any provision required to interpret the rights and obligations of the Parties arising prior to termination of this Agreement shall survive termination.

SECTION 11.       INDEPENDENT CONTRACTOR STATUS

Nothing contained herein is to be construed as establishing a partnership, joint venture, employment or other business relationship between the Parties other than that of independent contractors.

SECTION 12.       NOTICES

Notices provided under this Agreement must be in writing and deemed to have been effectively given when delivered personally, sent by private express mail service (such as Federal Express), or sent by registered or certified mail (return receipt requested) to such address as a Party has furnished in writing to the other Party in accordance with this Section.

SECTION 13.       ASSIGNMENT

Neither Party may assign or transfer this Agreement, without the other Party's prior written consent, and any attempted assignment, transfer or delegation without such prior written consent will be voidable at the sole option of such other Party. Notwithstanding the foregoing, each Party (or its successive assignees or transferees hereunder) may, without such consent, assign this Agreement to an entity that succeeds to all or substantially all of the business or assets of such Party as long as such entity agrees to accept all of the terms set forth herein. Without limiting the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their permitted successors and assigns.

SECTION 14.       FORCE MAJEURE

The Parties will not be liable for any failure to perform or delayed performance of any obligation under the Agreement if such performance is prevented, hindered or delayed by reason of any cause beyond the reasonable control of the Parties, including, without limitation, act of God, flood, shortage of materials from various manufacturers, earthquakes, hurricanes, casualty, war, act of public enemy, riot, insurrection, embargo law, blockage, action, restriction and regulation or order of any government, government agency or subdivision thereof.


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


SECTION 15.       GOVERNING LAW; INJUNCTIVE RELIEF

This Agreement will be governed and construed as to both substantive and procedural matters in accordance with the laws of the State of Arizona. Because damages at law will be an inadequate remedy for breach of any of the covenants, promises and agreements contained in Section 7, the aggrieved Party will be entitled to injunctive relief in any court of competent jurisdiction, including specific performance or an order enjoining the breaching Party from any threatened or actual breach of such covenants, promises or agreements, and relieved of the requirement of posting any bond in connection with temporary or interlocutory injunctive relief, to the extent permitted by law. The rights set forth in this Section will be in addition to any other rights which the aggrieved Party may have at law or in equity.

SECTION 16.       GENERAL

This Agreement, together with the exhibits hereto, contains the entire agreement of the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, with respect to such subject matter, and the Parties have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. This Agreement may be amended only by a written instrument executed and delivered by a duly authorized officer of each of the Parties. No failure or delay by the Parties in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege. If any provision of this Agreement is adjudged by any court of competent jurisdiction to be unenforceable or invalid, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement will otherwise remain in full force and effect and enforceable. The Parties shall sign such other instruments, cause such meetings to be held and resolutions passed, exercise their vote and influence, do and perform and cause to be done and performed such further and other acts as things as may be reasonably necessary or desirable to give full effect to the intent and purposes of this Agreement. Any headings and captions used in this Agreement are for convenience of reference only and shall not affect its construction or interpretation. This Agreement may be executed in two or more counterparts, all of which together will be considered a single instrument.



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



         IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the date first set forth above.

KINO COMMUNICATIONS, LLC


By: ______________________________
Its: ______________________________


KINO INTERACTIVE, LLC


By: ______________________________
Its: ______________________________










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




                                 SCHEDULE "A-1"
                            STREAMSAFE SPECIFICATIONS










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


                                 SCHEDULE "A-2"
                         STREAMSYNDICATE SPECIFICATIONS









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


                                 SCHEDULE "A-3"
                          WEBCAST WIZARD SPECIFICATIONS














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